August 27, 2024

Mycotopia Therapies Inc.

Board of Directors

100 SE 2nd St, Suite 2000

Miami, FL 33131

Re:Registration Statement on Form S-8

To the Board:

We have acted as counsel for Mycotopia Therapies, Inc., a Nevada corporation (the “Company”), in connection with the registration of 50,000,000 shares (the “Shares”) of common stock, par value $0.001 par value of the Company (the “Common Stock”) that may be issued or delivered and sold pursuant to the Myctopia Therapies, Inc. 2024 Equity Incentive Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in accordance with the Plan, the Shares will be validly issued, fully paid, and nonassessable.

The opinion expressed herein is limited to the laws of the State of Nevada, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. We are not admitted to practice in the State of Nevada; however, we are generally familiar with the Nevada law as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of Nevada and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very Truly Yours,

/s/JONATHAN D. LEINWAND, P.A.